EXHIBIT 10.1

No.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

MOTIVE COMMUNICATIONS, INC.

SENIOR SUBORDINATED PROMISSORY NOTE

$	October 11, 2002

Austin, Texas

FOR VALUE RECEIVED Motive Communications, Inc., a Delaware corporation (“Company”), promises to pay to                              (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of                              ($                    ), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to eleven percent (11.00%) per annum (subject to adjustment as provided in Section 2 below), computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest of (i) October 11, 2007, (ii) the closing of a Change of Control (as defined below) or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof. The earliest of (i), (ii) and (iii) above shall be referred to as the “Maturity Date.” This Note is one of the “Notes” issued pursuant to the Unit Purchase Agreement of even date herewith (as amended, modified or supplemented, the “Unit Purchase Agreement”) between Company and the Investors (as defined in the Unit Purchase Agreement). Pursuant to the terms of that certain Subordination Agreement of even date herewith (the “Subordination Agreement”), the Notes shall be subordinate to that certain Amended and Restated Loan and Security Agreement, dated as of November 15, 2000, and as amended from time to time, between the Company and Comerica Bank-California. Subject to the terms of the Subordination Agreement, the holder of this Note is entitled to all of the benefits and rights of, and subject to the provisions of, the Unit Purchase Agreement.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Act” shall mean the Securities Act of 1933, as amended.

(b) “Change of Control” shall mean (i) the acquisition of Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of Company or (ii) the sale of all or substantially all of the assets of Company.

(c) “Company” includes the corporation initially executing this Note and any Person that shall succeed to or assume the obligations of Company under this Note.

(d) “Event of Default” has the meaning given in Section 4 hereof.

(e) “Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(f) “Majority in Interest” shall mean more than 50% of the aggregate outstanding principal amount of the Notes issued pursuant to the Unit Purchase Agreement.

(g) “Unit Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(h) “Obligations” shall mean and include all loans, advances, debts, liabilities, covenants, agreements and other obligations of Company to Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note and the Unit Purchase Agreement and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j) “Subordination Agreement” has the meaning given in the introductory paragraph hereof.

(k) “Transaction Documents” shall mean this Note, each of the other Notes issued under the Unit Purchase Agreement, the Unit Purchase Agreement and the Warrants issued under the Unit Purchase Agreement.

2. Interest. Accrued interest on this Note shall be payable in arrears on March 31, June 30, September 30, and December 31 of each year (each, a “Payment Date”), until the outstanding principal amount hereof shall be paid in full at maturity, with the first such payment due on December 31, 2002; provided, that, at Company’s option, by written notice given to the holder of each of the Notes on or before such Payment Date, payment of accrued interest under all Notes due on any Payment Date may be deferred until the Maturity Date, in which case interest for the quarterly period ending on such Payment Date will accrue at the rate of fourteen percent

(14.00%) per annum and such accrued interest will be added to the outstanding principal amount of this Note. Such interest shall compound quarterly.

3. Prepayment. Company may prepay this Note in whole or in part; provided that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. Company shall fail to pay (i) when due any principal or interest payment or (ii) any other payment Obligation on the date due and such payment shall not have been made within five days of Company’s receipt of written notice to Company of such failure to pay;

(b) Covenant Default. A material default by Company in the punctual performance or observance of any Covenant as set forth in Section 4 of the Unit Purchase Agreement, and such default shall continue unremedied for the longer of (i) a period of 30 days, or (ii) if Company provides written of such default to Holder within 30 days after the occurrence of the event giving rise to such default, until five days after written notice by a Majority in Interest to Company stating that such default, if not cured, will constitute an Event of Default;

(c) Breach of Representation. Any warranty, representation, financial statement or other information furnished to Investor by or on behalf of Company in connection with this Note or the Unit Purchase Agreement, or to induce Investor to make a loan to Company, proves to have been false in any material respect when made or furnished;

(d) Judgments. If a judgment or judgments for the payment of money shall be rendered against Company and shall remain unsatisfied and unstayed for a period of thirty (30) days or more, which judgment or judgments result in (i) a material adverse change in the business, operations or condition (financial or otherwise) of Company, or (ii) a material impairment of the prospect of repayment of any portion of the payment Obligations;

(e) Attachment. If any material portion of Company’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days; or if Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Company’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Company’s assets by the federal government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Company receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Company;

(f) Subordinated Debt. Company makes any payment on account of any indebtedness or obligation that has been subordinated to the Obligations other than as permitted pursuant to the terms of such indebtedness and in the applicable subordination agreement, or if any Person that has subordinated such indebtedness or obligation terminates or in any way limits the subordination agreement;

(g) Voluntary Bankruptcy or Insolvency Proceedings. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) conceal, remove or transfer any part of its property with the intent to hinder, delay or defraud its creditors, (v) be dissolved or liquidated, (vi) become insolvent (as such term may be defined or interpreted under any applicable statute), (vii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (viii) take any action for the purpose of effecting any of the foregoing; or

(h) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

5. Rights of Investor upon Default. Upon the occurrence or existence of an Event of Default under any of Sections 4(a), (b), (c), (d), (e) or (f) and at any time thereafter during the continuance of such Event of Default, the holders of a Majority in Interest, by written notice to Company, may declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in any of Sections 4(g) or (h), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default the holders of a Majority in Interest may exercise any other right power or remedy permitted to it by law, the Unit Purchase Agreement or otherwise, either by suit in equity or by action at law, or both. No delay on the part of the holder of this Note in the exercise of any power or right under this Note or the Unit Purchase Agreement or under any other instrument executed pursuant to this Note or the Unit Purchase Agreement shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

6. Default Interest Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to the lesser of (i) four percentage points above the interest rate applicable immediately prior to the occurrence of such Event of Default or (ii) the maximum interest rate allowed by applicable law.

7. Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 below, the rights and obligations of Company and Investor of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8. Subordination. Notwithstanding any other provision hereof, the indebtedness evidenced by, and the repayment of, this Note is hereby expressly subordinated, in right of payment to the prior payment in full of all of Company’s Senior Indebtedness (as defined in the Unit Purchase Agreement) to the extent and in the manner set forth in the Subordination Agreement. In the event that Company’s Amended and Restated Loan and Security Agreement, as amended from time to time, dated November 15, 2000 with Comerica Bank-California is terminated and replaced with a similar agreement with a similar lender, the holders of the Notes shall enter into subordination agreements with such new lender on terms substantially equivalent to the terms of the Subordination Agreement.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and the holders of a Majority in Interest.

10. Transfer of this Note. Subject to compliance with the terms and conditions of this Section 10, this Note and all rights hereunder are transferable, in whole or in part, without charge to Investor hereof (except for transfer taxes), upon surrender of this Note properly endorsed or accompanied by written instructions of transfer; provided, that this Note may not be transferred unless the principal amount so “transferred is equal to the lesser of (i) $7,000,000 or (ii) the entire principal amount then outstanding under this Note. With respect to any offer, sale or other disposition of this Note, Investor agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if reasonably requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Note and indicating whether or not under the Act notes to be issued upon transfer hereof require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for Investor or other evidence is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made, which notification shall contain a detailed description of the reasons for such determination. Each note issuable upon transfer of this Note in accordance with this Section 10 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for Investor, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11. Assignment by Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Investor.

12. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows: (i) if to an Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I to the Unit Purchase Agreement, or at such other address as such Investor shall have furnished Company in writing, or (ii) if to Company, at 12515 Research Blvd., Bldg. 5, Austin, TX 78759-2220, Tel: (512)-339-8335, Fax: (512) 531-2400 (Attn: Paul Baker), with a copy to Wilson Sonsini Goodrich & Rosati, P.C., 8911 Capital of Texas Highway North, Westech 360, Suite 3350, Austin TX 78759, (Attn: Tony Allen) Tel: (512) 338-5400, Fax: (512) 338-5499. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; or (d) when faxed, upon confirmation of receipt.

13. Pari Passu Notes. Investor acknowledges and agrees that the payment and prepayments of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Unit Purchase Agreement based upon the aggregate unpaid principal amount of this Note and the other Notes. By accepting this Note, each holder of this Note agrees that if any holder of this Note or of any of the other Notes obtains any payments (whether voluntary, involuntary, by prepayment, set-off or otherwise) of the principal or interest on this Note or any of the other Notes in excess of such holder’s pro rata share of payments received by all holders of the Notes, such holder shall purchase from the other holders of this Note and the other Notes such participation in such notes held by them as is necessary to cause all such holders to share the excess payment ratably among each of them as provided in this Section.

14. Usury. All agreements between Company and Investor, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Investor for the use, forbearance or detention of the money to be loaned under this Agreement or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Investor shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Company to Investor relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Company. In determining whether or not the interest paid or payable with respect to any indebtedness of Company to Investor, under any specific contingency, exceeds the highest lawful rate, Company and Investor shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between Company and Investor. Investor has been advised by Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. Company has had the opportunity to seek the advice of an attorney and accountant of Company’s choice in connection with issuance of this Note.

15. Waivers. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

16. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms

17. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas, or of any other state.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

MOTIVE COMMUNICATIONS, INC. a Delaware corporation

By:
Name: Title:	Scott L. Harmon President and Chief Executive Officer

Signature page to Subordinated Promissory Note